Exhibit 99.1

Liquidity Services Announces Appointment of New Chief Human Resources Officer

BETHESDA, Md., July 06, 2026 (GLOBE NEWSWIRE) -- Liquidity Services (NASDAQ:LQDT; www.liquidityservices.com), the leading global provider of e-commerce marketplaces and software solutions powering the circular economy, today announced the appointment of Karen Fascenda as its new Chief Human Resources Officer (CHRO), effective July 6, 2026. Fascenda succeeds Novelette Murray who will retire from the same role effective July 6, 2026, following a distinguished tenure leading the Company’s global human resources function.

Karen Fascenda joins Liquidity Services as CHRO, bringing more than 20 years of experience in human capital strategies supporting high growth e-commerce, technology and business services enterprises. Prior to joining Liquidity Services, Ms. Fascenda previously served as Chief People Officer at Udemy, a US-based education technology company, from January 2023 to May 2026. Before joining Udemy, Ms. Fascenda served as Vice President, People, at GoPuff, a consumer goods and food delivery company, from June 2020 to January 2023. Ms. Fascenda previously spent more than four years at Comcast, a telecommunications conglomerate, where she held multiple positions, including Vice President, Human Resources, from January 2018 to June 2020. Before that, Ms. Fascenda held various positions at eBay, Inc. from June 2006 to January 2016. Ms. Fascenda received a B.S. in liberal arts from West Chester University and an M.S. in organizational dynamics from the University of Pennsylvania.

“We are delighted to welcome Karen to Liquidity Services,” said Bill Angrick, Chairman and CEO. “She brings a wealth of experience and a strong track record of aligning talent strategies with business growth, and we look forward to her leadership as we continue to drive a better future for organizations, individuals, and the planet by using our marketplace platform to unleash opportunity for sellers and buyers.”

“I am excited to join Liquidity Services at such an important time in its growth journey,” said Ms. Fascenda. “The Company is a proven market leader with tremendous growth prospects and I look forward to working with the leadership team to build on the Company’s strong foundation to achieve its ambitions by attracting, retaining, developing and motivating the talented employees that drive Liquidity Services’ success.”

Fascenda will report directly to Angrick and succeeds Ms. Murray who departs the Company after 16 years of service. Murray served as CHRO since 2020 after previously serving the Company in various roles including Vice President, HR Operations since 2010. During her CHRO tenure she led all aspects of human resources strategy, including talent acquisition, leadership development, succession planning and global workforce initiatives aligned with the Company’s business priorities.

“On behalf of the Board of Directors and the entire Liquidity Services team, I want to thank Novelette for her dedicated service to Liquidity Services and her exceptional leadership of our global HR function,” said Angrick. “Her commitment to building a strong global team and fostering a culture that makes Liquidity Services a rewarding place to work has been instrumental to our success.”

“It has been an honor to serve Liquidity Services and work alongside such a talented group of colleagues,” said Murray. “I am proud of what we have accomplished and confident the Company is well-positioned for continued success.”

About Liquidity Services

Liquidity Services (NASDAQ:LQDT) operates the world's largest B2B e-commerce marketplace platform for surplus assets with over $15 billion in completed transactions to more than six million qualified buyers and 15,000 corporate and government sellers worldwide. The company supports its clients' sustainability efforts by helping them extend the life of assets, prevent unnecessary waste and carbon emissions, and reduce the number of products headed to landfills.